EXHIBIT 99.1

Supplemental Information Package - Annual Shareholder Meeting Presentation

Slide 1- Cover Slide

Slide 2 – Annual Shareholder Meeting Agenda
I.	Call to Order
II.	Review of Virtual Shareholder Meeting
III.	Voting Protocol & Proposal
IV.	Voting Results
V.	Adjournment of Official Business
VI.	Business Update & Presentation
VII.	Q&A

Slide 3 – Business Update
•	Company Status
–	Current Situation
–	Device Readiness
–	Financial Update
–	Company Direction

Slide 4 – Current Situation
•	Investors and Employees.
•	Early Timelines & Expectation not met.
•	Historically hard Economic times.
•	Toughest time Ever to raise Capital. Stock price Erratic.
•	Survived and Progressed.
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Current Situation

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We have collectively talked with a large number of shareholders and know, without a doubt, that there is great frustration, even anger, at the stock slide that we have experienced over the past year as well as with the company’s inability to aggressively hit the market with our products. Investors and employees alike share those same feelings.

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In addition, we have not met our expected timelines and, as evidenced in our Quarterly filings, have struggled to raise sufficient capital to move the business forward.  Development of our products and the certification process has taken longer than we anticipated, primarily due to our ongoing need for funds but also due to challenges of breaking several technological barriers that ultimately differentiate us from any other product in the market.

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Globally, the past two years have been difficult with the technology industry facing one of the worst economic downturns on record.  These have been especially hard times for all small business – especially one like ours that is attempting to jump from a development stage to the production, sales and marketing stage.

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For the micro-tech industry, capital had all but evaporated and capital that was available was intrusively dilutive and, in many cases, toxic financing.  We have been faced with finding the balance point between the value of moving the business forward and exceeding the pain level of our existing shareholder base.  Without strong revenues and still needing capital to move the business forward, our stock price plummeted and has been extremely volatile.

•	It has not been an enjoyable year BUT we have survived and PROGRESSED.

Slide 5 – Device Readiness
•	PocketFinder & PetFinder devices ready for Production.
•	All certifications in place: FCC, CE, PTCRB, and AT&T Network approval.
•	Vehicle location devices on Sale now.
•	LoadRack Tracker devices ready for Production and Sales.
Device Readiness

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I am personally grateful that we come to you this year with finished and fully certified PocketFinder and PetFinder devices!  I don’t read the message Boards but many helpful shareholders send me particularly egregious postings.  In this case, I share the following pattern:

o	The message boards began with, “They will never pass FCC at their current device size.” We did.
o
Then, “They will NEVER pass PTCRB.  The size is just too small.”  We did.  In fact, we passed on each of the 4 band levels whereas many devices must petition for a waiver at the 800 band.  We passed them all - irrespective of the supposed ground plane issues.

o
Most recently, the boards said, “They will never pass AT&T’s network approval.”  Well, we accomplished that on June 17, 2010.  That was the last hurdle for USA distribution.  This accomplishment was facilitated by the good work of Spectrum, a US based company, who helped speed the delivery of product so that we can now enter the market.

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This certification process and the prior development process significantly exceeded our anticipated timeline.  Everyone said that it was “impossible” to build this small of a device and still pass all certifications.  We are grateful to be a part of pushing back yet another “impossible” technological barrier.

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Many potential customers and several shareholders asked if we could add a panic button to the PocketFinder device but our development team came up with a better solution that is called the “3 Tap Alert” and retains the waterproof characteristic of the device itself.

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Our PocketFinder Vehicle devices for the family car and small fleets are available now and we have developed a sales campaign that will be launched as soon as funds are available.  Similarly, our LoadRack Tracker devices are ready for production and sales even though the summer or peak season has slowed down our market presence.  A large percentage of a driver’s income is achieved during the summer’s peak hauling period as there are not enough trailers to haul available produce and berries so driver’s get a premium for each load. After mid-September trailers will be available for LoadRack to begin installing their custom Tracker devices.

Slide 6 – Financials
•	$3.6 trillion Sitting on the Sidelines.
•	Holders ultra-Conservative in Investments.
•	The line between Production & Sales is funds.
•	Balance between Progression & Dilution.
•	Recent Funds allow us to:
–	Remove most Debt
–	Begin device Production
–	Begin fulfilling Purchase Orders
Our Financials:

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We have previously noted the hard economic times that all of us have and continue to experience.  According to Wall Street pundits there is approximately $3.6 trillion dollars currently sitting on the sidelines.  Holders of those funds are in an ultra-conservative mode towards investments in general.

•	For us, the line between production and sales is essentially FUNDS!
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Our top priority for 2010 and 2011 is to improve the financial performance and status of the Company.  The market is there and is eager to receive our unique devices.  We intend to leverage our personal location devices so that we drive revenue growth, deliver reasonable margins, and attain sustainable profitability.

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We are working with a select number of underwriters who have expressed interest in doing a much larger raise for the company now that we have the ability to begin delivery of product and enter the market.  We will continue to work with the right partner and undertake the next step in securing capital for growth when that becomes necessary.  As mentioned, it is truly a balancing act between the need to progress and the matter of dilution.  We are committed to protect value for the business, our shareholders, and our customers.  Every solution must ultimately benefit each group in this equation.

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Thankfully, we are working with several financial groups to secure sufficient capital to complete the pilot run of devices and move into sales.  This step of manufacturing production devices is essential so that we will be able to deliver devices to waiting companies in order to begin generating desired Purchase Orders!

Slide 7 – Company Direction
•	Fill existing Purchase Orders.
•	Controlled, “Low-Debt” Growth.
•	Generate Many New Purchase Orders.
•	Committed to Outsourcing of non-Core work.
•	Utilize World Class Vertical Partners for Distribution Opportunities.
•	Be the LBS industry leader.

Our Company Direction:

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Many shareholders have asked us what our ultimate direction will be once we are comfortably funded and moving product.  That is a fair question and this slide summarizes some of our relevant goals as well as key values as we move forward.

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Our First item of business is to fill the Purchase Orders we have in hand.  These Purchase Orders that have been open for far too long and we intend to begin filling those orders as rapidly as possible.  We anticipate that we will be able to deliver the first PetFinder devices in time for Christmas.  Our current Purchase Orders represent over $7M in readily available cash flow to the company.

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We are committed to developing capital resources that will allow us to manage our anticipated growth in a controlled, low-debt financial environment.  We certainly hope that our nation, and the globe, do not experience the dreaded “double dip” recession but, just like a family, we know that if we are as close to debt free as possible then our survival risks are dramatically improved.  That is where we wish to be.

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When we have the ability to bring in our new Chief Marketing and Sales Officer we will begin to aggressively deliver sample product to a list of waiting companies – including two Tier 1 Wireless Carriers that have been waiting forever for our devices.  They will have them in hand as soon as we can complete the initial pilot run and deliver them.  These devices will be the means of generating the Purchase Orders previously mentioned.

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We remain committed to the outsourcing of our non-core work.  This business model allows us to expand, or contract, as we respond to existing market opportunities both rapidly and at minimal upfront costs.  It protects the business from needing to raise large blocks of additional capital to manufacture, provide world class customer support, and even for specialized sales opportunities in key vertical markets.  It would take multiple years to break into complex vertical markets that offer promising returns or we can strategically partner with existing leaders in a desired vertical market and trade a portion of profits with them in order to speed our market entry.  We have elected to work with existing and proven players so that we can speed our entry and the achievement of sales.

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Ultimately, we will be recognized as the industry leader in the location based space.  No one has been able to achieve this to date and we are the only “Apple” like solution that delivers a unique piece of hardware that is fully integrated with the software and User Interface.  We are 100% integrated from start to finish.

Slide 8 – Marketing Strategy
•	Link People Through Technology ®.
•	Leverage Domestic selling through existing channel leaders.
•	Initial Domestic campaigns.
•	International sales through Tier 1 Carriers and existing channel leaders.
•	Solid Cash Flow & Profitability.

An expansion of our Marketing Strategy:

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Along with our tag line, “If you love it, locate it” we recognize that our task is to link people to people, their pets, and important things by and through the use of technology.  There are almost an innumerable number of applications in such a broad area of operation.

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Not only is it more cost effective for us to leverage existing distribution channels in the U.S. market but it allows us to grow sales faster and to establish a market “presence” much faster.  Verticals that we have already held exploratory discussions with include: the automobile industry; medical device shipping; medical & elder care; tracking of expensive or sensitive assets; and military or law enforcement applications.

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Our initial U.S. based sales campaigns will target: households with 1st time drivers though our marketing company – Affinitas; working with public schools in CA and with private schools in New York State; and with the disabled community through a partner distributor, Life Protekt, working with organizations supporting Autism, Down’s Syndrome, Dementia, and Alzheimer’s disease.

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With this initial pilot production with our manufacturing partner, we will deliver market ready samples to a list of companies including several international Tier 1 Wireless Carriers (several of which have had early prototype units for evaluation).  These carriers are primed and ready to move rapidly – the delay has been our inability to deliver production units and not their interest and desire to move rapidly into their markets.  The need and applications are there and they are eager to meet them.

The sum of the whole for 2011 is to focus on generating solid cash flow and to achieving profitability.  With strong cash flow and with the company moving towards overall profitability we believe that we will see an appropriate market response and that you, as shareholders, will experience some “peace of mind” in place of the stress you have lived with over the past 2 years.  That is our goal and your desire.  May we achieve it together.

Slide 9 – Pocketfinder Products – Graphics

For retail readiness we have upgraded our new packaged devices. These are actual photos of the PocketFinder for Vehicles and the PocketFinder for Pets.

Slide 10 – Product Differentiators
Some people have called asking if the PocketFinder products have taken too long to get to market and if the technology has leap-frogged us or if “on the market devices” have stolen our place in history.  Not so!  This slide identifies key “Product Differentiators” that set us apart from anything currently available.

•	The history, zones, and Alerts are standard fare with other good companies. That is great because that has become the gate to competition in the location based space. So, with that, what comes next?
•	Our patented form factor is very appealing, it is unique and the size is appealing.
•	Our “Apple” like solution ensures seamless and complete integration from Hardware to Software to the End User Interface! No one else has delivered a solution like ours.
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According to the staff of a U.S. Air Force unit heading into Haiti after the earthquake, we are the only waterproof GPS solution on the market.  Others claim to be “water resistant” but we are IP67 Waterproof Certified.  Exactly what you need for your active child, a pet, or for outdoor use.

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Our battery life of 5 to 7 days exceeds anyone else on the market that we have found.  Most devices, at best, claim 26 to 30 hours with controlled use.  We offer a solution that lasts 5 to 7 days with 15 minute look-ups!  No one else is even close.

In total, our personal locator solution is superior in many ways!  We are anxious and grateful for the ability to finally get this great product into the market and into future customer’s hands!

Slide 11 – Question & Answers